                                                                    EXHIBIT 10.2

                            PATENT LICENSE AGREEMENT

                                     Codec


This Patent License Agreement (hereinafter referred to as this "Agreement") dated as of the Effective Date (as hereinafter defined) is made and entered into between

GlobalSCAPE, Inc., a corporation duly organized and existing under the laws of Texas, United States of America and having its principal office and place of business at 800 Isom Rd, Suite 400, San Antonio, Texas 78216, USA,

(hereinafter referred to as "Licensee")

and

Thomson Consumer Electronics Sales GmbH, a corporation duly organized and existing under the laws of the Federal Republic of Germany and having its principal office and place of business at Karl Wiechert Allee 74, 30625 Hannover, Germany,

(hereinafter referred to as "TCE").

WITNESSETH:

WHEREAS,

     TCE has acquired the exclusive sublicensing rights under certain patents owned by Fraunhofer Gesellschaft zur Forderung der Angewandten Forschung e.V., Munich, Germany (hereinafter referred to as "FhG") relating to MPEG Layer-3; and


WHEREAS,

     TCE and a sister company of TCE, called Deutsche Thomson-Brandt GmbH, Villingen, Germany, are the owners of certain other patents relating to MPEG Layer-3; and


WHEREAS,

     Licensee desires to obtain the right to manufacture, sell and distribute certain products incorporating inventions protected by such patents and patent applications; and

WHEREAS,

     Licensee has developed by its own resources a software utilizing MPEG Layer-3, without having received any particular know-how and/or software from FhG; and


WHEREAS,

     Licensee has requested TCE to grant to Licensee a license under the patents of FhG and TCE relating to such products; and


WHEREAS,

     TCE is willing to grant such license to Licensee.


NOW THEREFORE,

     in consideration of the premises and the faithful performance of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.  DEFINITIONS

For the purpose of this Agreement, the following terms when used with a capital initial letter shall have the respective meanings set forth below:

1.1. "LICENSED DECODERS" means software products of Licensee, marketed under an established or registered brandname or trademark of Licensee and/or Licensee's Affiliates, utilizing MPEG Layer-3 compression technologies according to the teaching of the Licensed Patents capable of decoding data, but not of encoding any kind of data.

1.2. "LICENSED CODECS" means software products of Licensee, marketed under an established or registered brandname or trademark of Licensee and/or Licensee's Affiliates utilizing MPEG Layer-3 compression technologies according to the teaching of the Licensed Patents capable of encoding data. A Licensed Codec may, but is not required to, include a Licensed
        Decoder:

1.2.1. "FREE LIMITED LICENSED CODECS" means Licensed Codecs which are not sold, used, leased or otherwise disposed of by Licensee, Licensee's Affiliates and/or third party authorized by Licensee and/or Licensee's Affiliates against a compensation in money or any other consideration, but instead are disposed of for free, solely for the purpose of generating upgrade business to Licensed Codecs without any restriction concerning their functionality and have:

a) the capability of encoding a limited number of data files (i.e. not more than 20 (twenty) copies), or

b) a limited life time, i.e. that the functionality of the software ceases after a given period of time (i.e. a period not longer than 30 (thirty) days after installation).

1.3.    "LICENSED PRODUCTS" means Licensed Decoders and/or Licensed Codecs.

1.4. "LICENSED PATENTS" means any patent or patent application which TCE owns, or has sub-licensing rights to from FhG, during the term of this Agreement, that cover MPEG Layer-3 audio technology, including but not limited to, the patents and patent applications listed in Annex 1 to this Agreement and any continuations, continuations-in-part, reissues, reexaminations, divisionals or corresponding applications or patents that issue therefrom in any jurisdiction in the world.

1.5. "LICENSEE'S AFFILIATES" means any company which is owned or controlled, as hereinafter defined, by Licensee, but only as long as such control or ownership by Licensee exists.

1.6. "TCE'S AFFILIATES" means any company which is owned or controlled, as hereinafter defined, by TCE and/or by Thomson multimedia S.A., Boulogne-Billancourt, France, the parent company of TCE, but only as long as such control or ownership exists.

1.7. As used in Articles 1.5. and 1.6. a company shall be deemed to own or control another if such company directly or indirectly owns more than 50% (fifty percent) in nominal value of the issued equity share capital of such other company, or more than 50% (fifty percent) of the shares entitled to vote upon the election of:

        (i)    the directors, or

        (ii) persons performing functions similar to those performed by directors or

        (iii) persons otherwise having the right to elect or appoint (a) directors having the majority vote of the Board of Directors or
               (b) other persons having the majority vote of the highest and most potent directive body, of such other company.

1.8.    "EFFECTIVE DATE" means January 01, 2000.

1.9.    "TERRITORY" means any countries of the world.

2.      GRANT OF RIGHT AND LICENSE

TCE hereby grants Licensee and Licensee's Affiliates a non-exclusive and (except as otherwise provided in Article 8.2. with respect to Licensee's limited right to transfer or assign the same) non-transferable, non-assignable right and license, under the Licensed Patents, without the right to sublicense as of the Effective Date:

        (i) to manufacture and/or authorize others to manufacture Licensed Products in the Territory, and

        (ii) to sell, use, lease and/or otherwise dispose of Licensed Products in the Territory and to authorize others to do so.

Notwithstanding anything in this Agreement to the contrary, no license is herein granted, and no act or acts hereunder shall be construed as or result in conveying any license to Licensee or to any third party, expressly or by implication, estoppel or otherwise excepting the licenses herein expressly granted to Licensee and excepting under patents of the countries under which such licenses are so granted.

Further the license herein granted is limited to the ISO / MPEG Layer-3 compression technologies as defined in ISO / IEC IS 11172-3 and ISO / IEC IS 13818-3 and thus excluding any other compression technology.

Notwithstanding anything in this Agreement to the contrary, no license is granted under the Licensed Patents for the use of Licensed Codecs in real time broadcasting (terrestrial, satellite, cable or other media) or broadcasting via Internet or other networks, such as but not limited to intranets etc. or in pay-audio or audio-on-demand applications.

Notwithstanding anything in this Agreement to the contrary, with respect to Licensed Decoders the rights and licenses granted under this Agreement are limited to those Licensed Decoders sold, used, leased or otherwise disposed of by Licensee, Licensee's Affiliates and/or third party authorized by Licensee and/or Licensee's Affiliates against a compensation in money or any other consideration. Licensed Decoders disposed of for free and for the personal use of end-users (hereinafter referred to as "Free Decoders") are not licensed under this Agreement, nevertheless TCE commits itself not to assert the Licensed Patents against such Free Decoders during the term of this Agreement and thereafter.

For avoidance of doubt, the term "Free Decoders" shall not include any software decoders operating on integrated circuits, DSP (Digital Signal Processor) devices, hardware decoding devices, handheld devices (such as Windows CE devices) and the like.

3.      CONSIDERATION - CALCULATION AND TERMS OF PAYMENT

3.1.    In consideration of the rights and licenses granted by TCE under Article
        2. hereof, Licensee agrees to pay to TCE:

3.1.1. a royalty of US $ 2.50 (in words: two and a half US Dollar) per copy of a Licensed Codec (hereinafter also referred to as "Running Royalty") manufactured and/or sold, used, leased and/or otherwise disposed of during the term of this Agreement; and/or

3.1.2. a royalty of US $ 0.50 (in words: one half US Dollar) per copy of a Licensed Decoder (hereinafter also referred to as "Running Royalty") manufactured and/or sold, used, leased and/or otherwise disposed of against a compensation in money or any other consideration during the term of this Agreement; and in addition

3.1.3. a non-refundable annual minimum of US $ 15 000. -- (in words: fifteen thousand US Dollars) per calendar year (hereinafter also referred to as "Minimum Royalty").

3.1.4. The payment of the Minimum Royalty according to Article 3.1.3. for the period from the Effective Date to December 31, 2000 shall be due and payable within one (1) month after the date upon which the last of the parties hereto shall have signed this Agreement.

3.1.5. Licensee shall within one (1) month after the first day of January of each year during the term of this Agreement effect the payment of the Minimum Royalty according to Article 3.1.3. without set-off or recoupment, to the account of TCE as specified in Article 3.5.

3.1.6. If the amount(s) of Running Royalties due for sales, use, lease or other disposition of Licensed Products per calendar year exceed the amount of the Minimum Royalty paid by Licensee in advance with respect to such Licensed Products, Licensee will pay such exceeding amount(s) together with the quarterly reports according to Article 3.4. to the account of TCE as specified in Article 3.5.

        If the amount(s) of Running Royalties due for sales, use, lease or other disposition of Licensed Products per calendar year does not exceed the amount of the Minimum Royalty paid by Licensee in advance for Licensed Products, Licensee will not be entitled to any reimbursement or credit.

3.1.7. No royalty or other consideration shall be due with respect to Free Limited Licensed Codecs disposed of by Licensee, Licensee's Affiliates and/or any third party authorized by Licensee and/or Licensee's Affiliates.

        Nevertheless, Licensee, Licensee's Affiliates and/or any third party authorized by Licensee and/or Licensee's Affiliates will use their best efforts to stimulate users of the Free Limited Licensed Codecs to upgrade to Licensed Codecs without any restriction concerning their functionality.

3.2. No more than a single royalty payment shall be due on any Licensed Product manufactured and/or sold and/or used and/or leased and/or otherwise disposed of by Licensee and/or Licensee's Affiliates.

3.3. A Licensed Product shall be considered sold when invoiced, or if not invoiced prior to delivery, when delivered for sale to a third party.

        Further a Licensed Codec shall be considered sold when upgraded and/or changed and/or modified from a Free Limited Licensed Codec to a Licensed Codec without any restriction concerning its functionality.

        A Licensed Product  shall be considered used when first:

(a)     leased or loaned to third parties; or

(b) bartered or exchanged by Licensee and/or Licensee's Affiliates with third parties for goods or services; or

(c) otherwise transferred by Licensee and/or Licensee's Affiliates to third parties.

3.4. Within one (1) month after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, Licensee shall:

3.4.1. Submit to TCE a royalty statement in writing and in electronic form as provided for in Annex 2, certified by a duly authorized representative of Licensee, setting forth with respect to the preceding calendar quarter - and, in the case of the first statement, which shall cover the period from the Effective Date to March 31, 2000 -:

(a) a product identification of the Licensed Product, which allows to identify the product on the market; and

(b) the quantity of each Licensed Product used, sold, leased or otherwise disposed of by Licensee or Licensee's Affiliates; and

(c) such other information as requested in Annex 2 or which is reasonably necessary to enable TCE to understand Licensee's or Licensee's Affiliates' calculation of the royalty due under this Agreement; and

3.4.2. Without set-off (except against the Minimum Royalty) or recoupment, pay to the account of TCE as specified in Article 3.5. the amount of Running Royalties due in US Dollars.

3.5. Payments of the Minimum Royalty and the Running Royalty shall be made to the account of Thomson Consumer Electronics Sales GmbH at Commerzbank AG, Hannover, Germany (S.W.I.F.T. Code COBADEFF 250, Bank Code Germany 250 400 66) account No. 3000 700 01 (Reference: MPEG License) in US Dollars

        (Details of remittance:

        Commerzbank AG, New York Branch, Two World Financial Center, New York, NY 10281-1050, USA Phone +1 212 266 7200, Fax +1 212 266 7235, ABA 026
        008 044: For further credit to Commerzbank Hannover Germany, (S.W.I.F.T. Code COBADEFF 250; Bank Code Germany 250 400 66) account No. 3000 700
        01)

        Minimum Royalty and Running Royalty shall not be deemed paid until actually received at such account and freely withdrawable by TCE to the same extent as cash.

3.6. If the provisions of this Agreement require the conversion of currency with respect to any amount payable under this Agreement, the currency amount payable under this Agreement shall be determined on the basis of the rate of exchange quoted by the Deutsche Bundesbank (German Federal
        Bank) or its legal substitute, for transactions of comparable amount on the day on which the payment for such amount is due hereunder, or in the case of late payments, at such later date if conversion then results in greater Deutsche Mark proceeds.

      If such exchange rate shall not be published or available, the exchange rate shall be determined on the basis of the rate of exchange quoted by a reputable first class international bank chose by TCE.

3.7. Each of the amounts payable under this Agreement shall, when overdue, bear interest equal to the then current annual discount rate of the Deutsche Bundesbank (German Federal Bank) or its legal substitute plus three and a half percent (3.5%).

      If such interest rate shall not be published or available, Licensee shall pay interest at a rate of one percent (1%) per month starting on the due date of the payment accrued under this Agreement.

3.8. Licensee shall apply for the exemption to pay withholding taxes under the double taxation convention between the United States of America and Germany. TCE shall assist Licensee in this respect and shall provide necessary declarations of will for such exemption under the relevant double taxation convention without undue delay.

      If any payment under this Agreement is subject to tax in the United States of America and such tax is:

      (i)   required to be withheld from the payment by Licensee hereunder and

      (ii) permitted to be withheld from the payment to TCE under any applicable tax convention between Germany and the United States of America,

      the amount of such tax shall be deducted from the payment by Licensee.

      Licensee shall promptly furnish to TCE all appropriate tax receipts to enable TCE to obtain correspondent tax credits.

      Any other tax or cost relating to the payment from Licensee to TCE shall be borne by Licensee.

3.9. Licensee shall keep complete and accurate records of all transactions relating to Licensed Products upon which the royalty provided for hereunder shall accrue, which records shall be open, during normal business hours, for three (3) years (whether during this Agreement or thereafter), after the end of the particular period for which the record was made, to an independent certified public accountant selected by TCE, who shall have access to said record not more often than once each calendar year, for the sole purpose of verifying the royalty accrued as herein provided. The verification will take place at TCE's expense if an error of three (3%) or less is revealed and at Licensee's expense otherwise.

      If an underpayment is revealed by such verification, Licensee will pay the amount overdue as well as the interest, as specified in the following sentence, within thirty days after receipt of the report of the independent certified public accountant. The amount overdue will bear interest of one percent (1%) per month starting on the due date of the three (3) month royalty reporting period during which the Licensed Product was used.

      If an overpayment is revealed by such verification, the amount overpaid will be credited against the next payment of royalties according to
      Article 3. of this Agreement.

3.10. Licensee will deliver free of charge and at its own expense ten (10) samples of each type of Licensed Products due for release, as soon as they become available, to the address of TCE as specified in Article 9.

4.    TRADEMARKS

Neither party shall be entitled to use in its advertising, publicity, or otherwise the other party's trademarks or trade-names in any manner or form, except as otherwise agreed in writing e.g. for the purposes of patent marking.

5.    LIMITATIONS

5.1.  Nothing in this Agreement shall constitute or be construed as:

      (i) a warranty or representation by TCE or FhG as to the validity, enforceability or scope of any of the Licensed Patents, or

      (ii) a requirement that TCE or FhG shall file any patent application, secure any patent or maintain any patent in force, or

      (iii) an obligation on the part of TCE or FhG to furnish any technical information, technical support, software of any kind or any information concerning pending patent applications of FhG or TCE.

5.2. If any patent included in the Licensed Patents is declared void or unenforceable any payment made by Licensee under Article 3. hereof prior to such event will not be reimbursed to Licensee.

5.3. TCE and/or FhG make no representation, extend no warranties or indemnification of any kind, expressed or implied, nor assume any responsibilities whatsoever with respect to the commercial utility of any of the Licensed Patents or Licensed Products or with respect to the manufacture, use, sale or other disposition by Licensee, vendee or transferee of products incorporating or made by use of inventions licensed under this Agreement.

5.4. The license granted under this Agreement does not extend to the manufacture, sale, use, lease and/or other disposal of materials, recording machines and apparatus and methods for the reproduction or duplication of Licensed Products.

5.5. Nothing in this Agreement shall constitute or be construed as a warranty or representation by TCE or FhG that any of the Licensed Patents or Licensed Products is free from any claim of infringement of any patent or any other intellectual property right owned by any third party arising out of the manufacture, sale or use of the Licensed Products by and for Licensee or Licensee's Affiliates.

5.6. TCE declares and guarantees herewith that TCE is duly authorized and entitled by the owners of the Licensed Patents to grant the license according to the provisions of this Agreement under such Licensed Patents listed in Annex 1 to this Agreement.

5.7. Licensee shall use its best efforts to bring Licensed Codecs to market through a thorough, vigorous and diligent program for exploitation and to continue active, diligent marketing efforts for Licensed Codecs, especially for upgrades from Free Limited Licensed Codecs to Licensed Codecs during the term of this Agreement.

5.8. Licensee commits itself to undertake all reasonable technical and legal efforts to prohibit the redistribution of the Licensed Products by its customers.

      Licensee commits itself to undertake all reasonable technical and legal efforts to prohibit the redistribution or reinstallation of Free Limited Licensed Codecs instances on the same computer system.

5.9. With respect to Free Decoders, Licensee agrees to hold TCE and/or FhG harmless from any and all claims of third parties arising by virtue of utilizing such Free Decoders.

6.    DURATION AND TERMINATION OF AGREEMENT

6.1. This Agreement shall be effective as of the Effective Date, after the last of the parties hereto has signed this Agreement.

      This Agreement shall continue in full force and effect until the expiration of the last to expire of the Licensed Patents.

6.2. In the event a party hereto substantially fails to comply with any of its obligations under this Agreement or of any Annex hereto and does not remedy the failure of performance within one (1) month after it has been notified in writing thereof, the other party may, by written notice, terminate this Agreement at the end of said period, without prejudice to any damages or legal redress to which it may be entitled. Any such termination shall not affect any payments, the rights to which have fallen due under this Agreement prior to such termination, or the furnishing of the related statements as provided in Article 3. and explanatory information.

6.3. Should either party hereto become insolvent or be subjected to bankruptcy or winding up proceedings, the other party may, by written notice, terminate this Agreement immediately.

6.4. Should a third party, which does not own or control (as defined in Article 1.7.) Licensee as of the Effective Date, come to own or control Licensee after the execution of the Agreement by the parties, TCE may, by written notice, terminate this Agreement immediately to the extent allowed by law.

6.5. To the extent allowed by law, TCE is entitled to terminate this Agreement in accordance with Article 6.2. of this Agreement, should Licensee and/or Licensee's Affiliates file a revocation or nullity action or an opposition against one or several or all of the Licensed Patents.

7.    PATENT MARKINGS

Licensee shall place, or shall use its reasonable best effort to cause the users of Licensed Products to place, appropriate patent and/or patent application markings on an exposed surface of the packaging of or in electronic form incorporated in each Licensed Product made or sold hereunder, with the following wording:

"MPEG Layer-3 audio compression technology licensed by Faunhofer IIS and THOMSON multimedia."

The form, location and language used in such markings shall be in accordance with the laws and practices of the country where such markings are used.

8.    ASSIGNMENT

8.1. TCE may assign this Agreement to any other company, person, firm or entity; provided, however, that TCE shall give notice of such assignment to Licensee prior to or concurrently with the effective date of such assignment and provided further, however, that all of the terms and conditions of this Agreement shall be binding upon such assignee.

8.2. Licensee may not assign or transfer this Agreement in part or in its entirety to any third party without the prior written confirmation of TCE.

9.    MISCELLANEOUS

9.1.  Notices

All notices, summons and communications related to this Agreement and sent by either party hereto to the other shall be written in English and shall be given in writing by letter, telex or facsimile directed,

in respect of TCE to:    Thomson Consumer Electronics Sales GmbH
                         Karl Wiechert Allee 74
                         30625 Hannover - Germany
                         Attn:  General Manager
                                Intellectual Property - Legal
                         Telefax:  +49 511 418 2714
in respect of Licensee to:   GlobalSCAPE, Inc.
                             800 Isom Rd., Suite 400
                             San Antonio, Texas 78216
                             United States of America
                             Attn:  Mr. Robert Oslin
                                    R&D Manager
                             Telefax:  +1 210 308 8297

or such other addresses as may have been previously specified (in the manner set forth above) in writing by either party to the other.

It is agreed by Licensee that one copy of each royalty statement according to
Article 3.4. shall be sent to:
                             THOMSON multimedia S.A.
                             46, Quai Alphonse Le Gallo
                             92100 Boulogne-Billancourt-France
                             Attn:  Vice President
                                    Licensing and Intellectual Property
                             Telefax:  +33 1 4186 5638

9.2.   Infringement

9.2.1. Neither TCE nor TCE's Affiliates shall be under any liability to Licensee or Licensee's Affiliates for any infringement or alleged infringement of any patent or other intellectual property right owned or claimed by any third party arising out of the manufacture, sale or use of the Licensed Products by or for Licensee or Licensee's Affiliates.

9.2.2. If Licensee shall become aware of any actual or apparent infringement by third parties of any of the Licensed Patents, Licensee shall give prompt written notice to TCE of such fact, it being understood and agreed that TCE alone shall decide, in its sole discretion, whether, and if so, what, measures shall be taken as a result of any such infringement.

9.2.3. Nothing contained in this Agreement shall be construed:

       (a) as imposing on either party any obligation to institute any suit or action for infringement of any of the Licensed Patent hereunder, or to defend any suit or action brought by a third party which challenges or concerns the validity of any such Licensed Patent hereunder;

       (b) as conferring by implication, estoppel or otherwise any license or right to copy or to simulate the appearance, trade dress and/or design of any product of TCE;

       (c) as conferring by implication, estoppel or otherwise any license under the rights licensed pursuant to Article 2. hereof to manufacture, use, sell, license or otherwise dispose of any product or device other than a Licensed Product.

9.3.   Amendment

This Agreement or any provision thereof may be amended or modified only with the mutual consent of the parties as set out in a written instrument, signed by a duly authorized officer of each of the parties, and expressly stating the parties' intent to amend this Agreement.

9.4.   Non-Waiver

If at any time a party shall elect not to assert its rights under any provision of this Agreement, such action or lack of action in that respect shall not be construed as a waiver of its rights under said provision or of any other provision of this Agreement.

9.5.   Dispute Settlement

This Agreement shall be governed by the laws of the Federal Republic of Germany, without giving effect to its conflict of law provisions. The courts of Munich, Germany shall have exclusive jurisdiction for purposes of interpreting and enforcing this Agreement.

The institution of any proceeding shall not relieve Licensee of its obligation to make payments which accrue; hereunder during the continuance of such proceeding.

9.6.   Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their assigns permitted under Article 8. hereof.

9.7.   Severability

Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by this holding. Such unenforceable part or provision shall then be replaced, upon mutual written consent between the parties hereto, by other enforceable part or provision which, in its effect, corresponds or comes closest to the effect of such unenforceable part or provision.

9.8.   Entire Agreement

This Agreement including its Annexes embodies the entire understanding of the parties and cancels and supersedes any prior representations, warranties, or agreement between the parties relating hereto, and this Agreement is executed and delivered upon the basis of this understanding.

9.9.   Administrative Expenses

Licensee shall bear all those costs and expenses arising in connection with payments originating from this Agreement, including but not limited to bank charges, taxes, levies, and any additional costs of approvals for payment.

9.10.   Confidentiality

Notwithstanding anything to the contrary in this Agreement, Licensee and TCE agree to maintain confidential the terms and conditions of this Agreement.

Licensee and TCE shall only disclose information concerning the content of this Agreement to employees of Licensee, Licensee's Affiliates, FhG, TCE or TCE's Affiliates on a need-to-know basis for the proper implementation of this Agreement.

TCE is entitled to disclose to third parties that Licensee has entered into this Agreement.

IN WITNESS WHEREOF,
each of the Parties hereto has caused this Agreement to be executed in three (3) original copies, one (1) for Licensee and two (2) for TCE, by its duly authorized officer or representative.

Thomson Consumer Electronics  Sales           GlobalSCAPE, Inc.
GmbH
TCE                                           Licensee



By  /s/ Detlev M. Lang                        By  /s/ Daniel McRedmond
  --------------------------------              -------------------------------

Detlev M. Lang                                Daniel McRedmond, Director of
General Manager/Prokurist                     -----------------------------
----------------------------------            Finance and Accounting
(name and title)                              ----------------------
                                              (name and title)
Hannover, Germany

                 December 15, 1999            San Antonio, TX  USA  12-20-99
----------------------------------            ---------------------------------
(place and date)                              (place and date)